Exhibit 5

April 30, 2004

PainCare Holdings, Inc.

37 North Orange Avenue, Suite 500

Orlando, Florida 32801

(407) 926-6615

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 4,789,024 shares of Common Stock, par value $0.0001 per share (the “Shares”), of PainCare Holdings, Inc., a Florida corporation (the “Company”) as follows:

•	3,789,024 shares representing (i) 1,474,926 shares of Common Stock issuable upon conversion of $5 million in principal amount of our secured convertible term note due February 2007 (the “February Note”), (ii) 265,487 shares that would be issuable if we elect to pay interest on the February Note through the issuance of shares of Common Stock, (iii) 1,736,111 shares of Common Stock issuable upon conversion of our secured convertible term note due March 2007 (the “March Note” and together with the February Note, the “Notes”), and (iv) 312,500 shares that would be issuable if we elect to pay interest on the March Note through the issuance of shares of Common Stock (collectively, the “Note Shares”).

•	1,000,000 shares representing shares of Common Stock issuable upon exercise of share purchase warrants that were issued to the purchaser of the Notes (the “Warrant Shares”).

We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed: the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to, and authenticity of, original documents of all documents submitted to us as copies; and the legal competence of all signatories to each such document.

We assume that all appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

Based upon and subject to the foregoing, and assuming the receipt of the appropriate consideration for the Shares, we are of the opinion that the Note Shares and the Warrant Shares have been duly authorized and, when issued in accordance with their respective governing documents, will be validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinions herein are based on currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you or anyone else of any change in any such statute, rule, regulation and/or decisions, or of any subsequent legal or factual developments which might affect any matter or opinion set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Phillips Nizer LLP

PHILLIPS NIZER LLP

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